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                                                                     Exhibit 8.2


                                 [Letterhead of]

                             CRAVATH, SWAINE & MOORE
                                [New York Office]






                                                             September 21, 2000




Ladies and Gentlemen:

                  We have acted as tax counsel for Paine Webber Group Inc., a Delaware corporation ("PaineWebber"), in connection with the proposed merger (the "Merger") of PaineWebber with and into Neptune Merger Subsidiary, Inc. ("Neptune Merger Subsidiary"), a Delaware corporation and wholly owned direct subsidiary of UBS AG, a Swiss corporation ("UBS"), pursuant to an Agreement and Plan of Merger dated as of July 12, 2000 (the "Merger Agreement"). Any capitalized term used but not defined herein shall have the meaning given to such term in the Merger Agreement.

                  In that connection, you have requested our opinion regarding certain United States federal income tax consequences of the Merger. In providing our opinion, we have examined the Merger Agreement, the registration statement on Form F-4 (the "Registration Statement") dated as of the date hereof, which includes the Joint Proxy Statement and Prospectus of PaineWebber and UBS (the "Proxy Statement/Prospectus"), and such other documents, instruments and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger will be consummated as a direct merger of PaineWebber with and into Neptune Merger Subsidiary and otherwise in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Proxy Statement/Prospectus are and will remain true, correct and complete, (iii) the representations made to us by PaineWebber and UBS in their respective letters to us each dated as of the date hereof and delivered to us for purposes of this opinion are and will as of the date of the Merger remain true, correct and complete (such letters, the "Representation Letters") and (iv) any representations made in the Representation Letters
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or in the Merger Agreement "to the best knowledge of" or similarly qualified are true, correct and complete without such qualification.

                  In our examination of documents, we have assumed, with your consent, that (i) all documents submitted to us are authentic originals, or if submitted as photocopies, that they faithfully reproduce the originals thereof;
(ii) all such documents have been or will be duly executed to the extent required; (iii) all representations and statements set forth in such documents are true and correct; (iv) any representation or statement made as a belief or made "to the knowledge of," or similarly qualified is correct and accurate without such qualification and (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.

                  If any of the above-described assumptions is untrue for any reason or if the Merger is consummated in a manner that is inconsistent with the manner in which it is described in the Merger Agreement and Proxy
Statement/Prospectus, our opinion as expressed below may be adversely affected and may not be relied upon.

                  Based on the foregoing, in our opinion, for U.S. federal income tax purposes (i) the Merger will qualify as a "reorganization" under
Section 368(a) of the Internal Revenue Code of 1986 (the "Code"), (ii) UBS, Neptune Merger Subsidiary and PaineWebber will each be a "party" to such reorganization under Section 368(b) of the Code, (iii) UBS will, as to each eligible PaineWebber stockholder, be treated as a corporation under Section 367(a) of the Code, and (iv) an eligible PaineWebber stockholder will not recognize gain or loss for United States federal income tax purposes in connection with the receipt of UBS ordinary shares exchanged for PaineWebber common stock pursuant to the Merger, except with respect to cash received in lieu of fractional UBS ordinary shares.

                  The opinion expressed herein is based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Finally, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transaction.

                  This opinion is being provided for the benefit of PaineWebber so that PaineWebber may comply with its obligation under the federal securities laws. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein. In giving this consent, we do not admit that we are within the
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category of persons whose consent is required under Section 7 of the Securities
Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.


                                            Very truly yours,

                                            Cravath, Swaine & Moore



Paine Webber Group Inc.
      1285 Avenue of the Americas
            New York, NY 10019